Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025 and the underlying supplement dated May 15, 2025 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Free writing prospectus dated August 28, 2026 (to the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Underlying Supplement dated May 15, 2025)	Filed Pursuant to Rule 433 Registration Statement No. 333-287303

Barclays Bank PLC – Buffered PLUS Based on the Value of the S&P 500® Index due April 4, 2029

This document provides a summary of the terms of the Buffered PLUS. Investors must carefully review the accompanying pricing supplement, the prospectus, prospectus supplement and underlying supplement, as well as the “Risk Factors” on the following page, prior to making an investment decision.

Summary Terms	Buffered PLUS Payoff Diagram *

Issuer:	Barclays Bank PLC
Underlier:	S&P 500® Index (Bloomberg ticker symbol “SPX<Index>”)
Pricing date:	September 16, 2026
Original issue date:	September 21, 2026
Valuation date:	March 29, 2029
Maturity date:	April 4, 2029
Payment at maturity:

You will receive on the maturity date a cash payment per Buffered PLUS determined as follows:

•

If the final underlier value is greater than the initial underlier value:

the lesser of (a) $1,000 + leveraged upside payment and (b) maximum payment at maturity

•

If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the buffer value:

$1,000

•

If the final underlier value is less than the buffer value:

($1,000 × underlier performance factor) + $100.00

This amount will be less than the stated principal amount of $1,000, but will be at least $100.00. Investors may lose up to 90% of their initial investment in the Buffered PLUS.

Maximum payment at maturity:	At least $1,246.00 per Buffered PLUS (at least 124.60% of the stated principal amount) (to be determined on the pricing date)
Minimum payment at maturity:	$100.00 per Buffered PLUS (10% of the stated principal amount)
Leveraged upside payment:	$1,000 × leverage factor × underlier return
Leverage factor:	200%
Buffer amount:	10%
Buffer value:	90% of the initial underlier value (rounded to two decimal places)
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Underlier performance factor:	final underlier value / initial underlier value
Initial underlier value:	The closing level of the underlier on the pricing date
Final underlier value:	The closing level of the underlier on the valuation date
CUSIP / ISIN:	06749JPJ4 / US06749JPJ42
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the accompanying pricing supplement.
Pricing supplement:	http://www.sec.gov/Archives/edgar/data/312070/000095010326013125/dp252411 _424b2-9559ms.htm
Payment on the Buffered PLUS is not guaranteed by any third party and is subject to the creditworthiness of Barclays Bank PLC and the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

Hypothetical Payment at Maturity *
Underlier Return	Payment at Maturity	Total Return on Buffered PLUS
50.00%	$1,246.00	24.60%
40.00%	$1,246.00	24.60%
30.00%	$1,246.00	24.60%
20.00%	$1,246.00	24.60%
12.30%	$1,246.00	24.60%
10.00%	$1,200.00	20.00%
5.00%	$1,100.00	10.00%
2.50%	$1,050.00	5.00%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$950.00	-5.00%
-20.00%	$900.00	-10.00%
-30.00%	$800.00	-20.00%
-40.00%	$700.00	-30.00%
-50.00%	$600.00	-40.00%
-60.00%	$500.00	-50.00%
-70.00%	$400.00	-60.00%
-80.00%	$300.00	-70.00%
-90.00%	$200.00	-80.00%
-100.00%	$100.00	-90.00%
* The graph and table above assume a hypothetical maximum payment at maturity of $1,246.00 per Buffered PLUS (124.60% of the stated principal amount) and reflect the leverage factor of 200% and the buffer amount of 10%. The actual maximum payment at maturity will be determined on the pricing date.

Our estimated value of the Buffered PLUS on the pricing date, based on our internal pricing models, is expected to be between $901.90 and $961.90 per Buffered PLUS. The estimated value is expected to be less than the initial issue price of the Buffered PLUS. See “Additional Information Regarding Our Estimated Value of the Buffered PLUS” in the accompanying pricing supplement.

U.K. Bail-in Power Acknowledgment

Notwithstanding and to the exclusion of any other term of the Buffered PLUS or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Buffered PLUS (or the trustee on behalf of the holders of the Buffered PLUS), by acquiring the Buffered PLUS, each holder or beneficial owner of the Buffered PLUS acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

The Underlier

For more information about the underlier, including historical performance information, see the accompanying pricing supplement.

Risk Factors

An investment in the Buffered PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Buffered PLUS. Some of the risks that apply to an investment in the Buffered PLUS are summarized below, but we urge you to read the more detailed explanation of risks relating to the Buffered PLUS generally in the “Risk Factors” sections in the accompanying pricing supplement and the prospectus supplement. You should not purchase the Buffered PLUS unless you understand and can bear the risks of investing in the Buffered PLUS.

Risks Relating to the Buffered PLUS Generally

•	The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal.
•	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.
•	Any payment on the Buffered PLUS will be determined based on the closing levels of the underlier on the dates specified.
•	Investing in the Buffered PLUS is not equivalent to investing in the underlier or the securities composing the underlier.
•	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

Risks Relating to the Issuer

•	Any payments on the Buffered PLUS are subject to issuer credit risk.
•	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority.

Risks Relating to the Underlier

•	The underlier reflects the price return of the securities composing the underlier, not the total return.
•	Adjustments to the underlier could adversely affect the value of the Buffered PLUS.
•	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the Buffered PLUS.
•	We may accelerate the Buffered PLUS if a change-in-law event occurs.

Risks Relating to Conflicts of Interest

•	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the Buffered PLUS.
•	We and our affiliates, and any dealer participating in the distribution of the Buffered PLUS, may engage in various activities or make determinations that could materially affect your Buffered PLUS in various ways and create conflicts of interest.

Risks Relating to the Estimated Value of the Buffered PLUS and the Secondary Market

•	The Buffered PLUS will not be listed on any securities exchange, and secondary trading may be limited.
•	The market price of the Buffered PLUS will be influenced by many unpredictable factors.
•	The estimated value of your Buffered PLUS is expected to be lower than the initial issue price of your Buffered PLUS.
•	The estimated value of your Buffered PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market.
•	The estimated value of the Buffered PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions.
•	The estimated value of your Buffered PLUS is not a prediction of the prices at which you may sell your Buffered PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Buffered PLUS and may be lower than the estimated value of your Buffered PLUS.
•	The temporary price at which we may initially buy the Buffered PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Buffered PLUS.

Tax Considerations

You should review carefully the section entitled “Additional Information about the Buffered PLUS—Tax considerations” in the accompanying pricing supplement.

In the event that any of the terms set forth or defined in this document conflict with the terms or defined terms set forth in the accompanying pricing supplement, the terms or defined terms set forth in the accompanying pricing supplement will control.